Exhibit 10.1

Summary of Director Compensation

Director Category	Annual Retainer	Compensation per Board or Committee Meeting
Independent Board Members	$20,000	$1,000

Compensation Committee Chairperson*	$5,000

Nominating and Corporate Governance Committee Chairperson*	$5,000

Audit Committee Chairperson*	$7,500

*	These fees are in addition to any fees payable as an independent board member. In addition, the Board has granted, and may grant in the future, restricted stock, stock options or other equity compensation to directors.